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									OMB APPROVAL

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					UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					SCHEDULE 13G

		Under the Securities Exchange Act of 1934
				  (Amendment No. 1)

				DM Management Company
				  (Name of Issuer)

					Common Stock
			(Title of Class of Securities)

					  233233105
					(CUSIP Number)

					December 17, 1998
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

				/ X /	Rule 13d-1(b)
				/___/	Rule 13d-1(c)
				/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

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CUSIP No. 233233105				13G		Page 2 of 8 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

	Westcliff Capital Management, LLC
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)	/  /
(b)	/  /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
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	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				147,500
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				-0-
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				147,500
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						-0-
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9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	147,500
----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)

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11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	1.5
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12	TYPE OF REPORTING PERSONS (see instructions)
	OO and IA
----------------------------------------------------------------

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CUSIP No. 233233105				13G		Page 3 of 8 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

	Richard S. Spencer III
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see
 	instructions)
(a)	/  /
(b)	/  /
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3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				147,500
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						147,500
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	147,500
----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	1.5
----------------------------------------------------------------
12	TYPE OF REPORTING PERSONS (see instructions)
	IN
----------------------------------------------------------------

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CUSIP No. 233233105				13G		Page 4 of 8 Pages

ITEM 1.

(a)	The name of the issuer is DM Management Company ("DMMC").

(b)	The principal executive office of DMMC is located at 25 Recreation
Park Drive, Suite 200, Hingham, Massachusetts 02043.

ITEM 2.

The persons filing this statement are as follows:

(a)	Westcliff Capital Management, LLC, a California limited liability company ("WCM") and Richard S. Spencer III ("Spencer"). Spencer is the sole manager of WCM.

(b)	The business address of WCM and Spencer is 200 Seventh Avenue, Suite
105, Santa Cruz, California 95062.

(c)	Spencer is a citizen of the United States.

(d)  This statement relates to shares of Common Stock of DMMC (the"Stock").

(e)  The CUSIP number of the Stock is 233233105.


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CUSIP No. 233233105				13G		Page 5 of 8 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	_X__	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

	If this statement is filed pursuant to 240.13d-1(c), check this box. /___/.



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CUSIP No. 233233105				13G		Page 6 of  Pages

ITEM 4.  OWNERSHIP.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

Westcliff Capital Management, LLC

	(a)	Amount beneficially owned: 147,500.

	(b)	Percent of class: 1.5.

	(c)	Number of shares as to which the person has:

		(i)   Sole power to vote or to direct the vote 147,500.

		(ii)  Shared power to vote or to direct the vote -0-.

		(iii) Sole power to dispose or to direct the disposition of 147,500.

		(iv)  Shared power to dispose or to direct the disposition of -0-

Richard S. Spencer III

	(a)	Amount beneficially owned: 147,500.

	(b)	Percent of class: 1.5.

	(c)	Number of shares as to which the person has:

		(i)   Sole power to vote or to direct the vote -0-.

		(ii)  Shared power to vote or to direct the vote 147,500.

		(iii) Sole power to dispose or to direct the disposition of -0-.

		(iv) Shared power to dispose or to direct the disposition of 147,500.


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CUSIP No. 233233105				13G		Page 7 of 8 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /XX/.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

WCM is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than 5 percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

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CUSIP No. 233233105				13G		Page 8 of 8 Pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

DATED:	December 23, 1998

WESTCLIFF CAPITAL MANAGEMENT, LLC	/s/ Richard S. Spencer
							Richard S. Spencer
By:	/s/ Richard S. Spencer III
	Richard S. Spencer III
	Manager


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